                             CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 19 to Registration Statement No. 333-14087 on Form
N-1A of our report dated February 13, 2008, relating to the financial statements and financial highlights of
Oppenheimer Commodity Strategy Total Return Fund, appearing in the Annual Report on Form N-CSR of Oppenheimer
Commodity Strategy Total Return Fund for the year ended December 31, 2007, and to the references to us under the headings "Independent Registered Public Accounting Firm" in the Statement of Additional Information and
"Financial Highlights" in the Prospectus, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
April 28, 2008